Exhibit 28(h)(12)(A)

Securian Financial Group, Inc.

400 Robert Street North

St. Paul, MN 55101-2098

www.securian.com

651-665-3500

SECURIA N

April 1, 2016

lratxe Amorrortu

BlackRock, US iShares

400 Howard Street

San Francisco, CA 94105

Dear lratxe,

Please accept this letter as written notice pursuant to section 7(a) of the Participation Agreement between Securian Funds Trust and iShares Trust, et. al., that as of April 1, 2016, Securian Funds Trust is amending Schedule A to the Agreement. We are amending the Schedule to add a new fund, the SFT Advantus Managed Volatility Fund. I have attached an updated draft of Schedule A for your reference. If you have questions about this matter, please contact me directly at 651-665-3747 or michael.steinert@securian.com.

Sincerely,

/s/ Mike Steinert

Mike Steinert

Senior Counsel

Securian Financial Group

Securian Financial Group, Inc., provides financial security for individuals and businesses through its subsidiaries including Minnesota Life Insurance Company - an insurer in all states except New York and Securian Life Insurance Company - a New York authorized insurer.

Updated April 1, 2016	SCHEDULE A

List of Funds - Investing Funds

SFT Advantus Managed Volatility Equity Fund

SFT Advantus Managed Volatility Fund